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                                                                  EXHIBIT 3.1(A)

                             ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                   FIRST BANKING COMPANY OF SOUTHEAST GEORGIA


         Name. The name of the corporation is First Banking Company of Southeast Georgia (the "Corporation").

         Amendment. The Amended and Restated Articles of Incorporation of the Corporation, as amended effective May 11, 1988, are hereby further amended as follows:

         1. By deleing Article 5 in its entity and inserting the following in lieu thereof:

                                     "5.
         The Corporation shall have authority to issue ten million (10,000,000) shares of Common Stock, $1.00 par value per share."

         Adoption by Directors and Shareholders. The foregoing amendment to the Amended and Restated Articles of Incorporation was duly adopted in accordance with the provisions of the Georgia Business Corporation Code by the Board of Directors and shareholders of the Corporation on April 25, 1996 in accordance with the provisions of Section 14-2- 1003 of the Georgia Business Corporation Code.

         Effective Time. These Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation set forth herein shall become effective upon filing with the Office of the Secretary of State of Georgia.

         This 3rd day of May, 1996.




                                                    /s/ James Eli Hodges
                                                    ----------------------------
                                                    James Eli Hodges
                                                    President





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